EXHIBIT 8(a)(3)

                               CUSTODIAN AGREEMENT
                       AARP INSURED TAX FREE INCOME TRUST
                              ADDITIONAL PROVISION

      Pursuant to Article XI, Interpretive and Additional Provisions, of the Custodian Agreement dated November 30, 1984 between AARP Insured Tax Free Income Trust (the "Fund") and State Street Bank and Trust Company ("State Street"), the Fund and State Street agree to the terms of the following Additional Provision:

      The Fund hereby acknowledges that State Street Bank and Trust Company provides custodial and other services of the types to be provided to the Fund to other investment companies, including registered investment companies affiliated with and/or sponsored by the American Association of Retired Persons ("AARP"), and that State Street, either acting in its capacity as custodian or transfer agent or in another capacity as a commercial bank and trust company, has and may in the future develop other products and services which are offered to persons who are members of AARP. The Fund, for itself and its Trustees and officers, agrees that the provision of any such services by State Street in whatever capacity shall not present in itself any conflict of interest under said Custodian Agreement or Transfer, Dividend Disbursing and Plan Agency Agreement and shall not in any way prejudice or affect the rights of State Street under either Agreement, including the right to indemnification provided therein.

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The Fund will use its best efforts to cause AARP/Scudder Financial management
Company, the Fund's investment advisor and Scudder Fund Distributors, Inc., the distributor of the Fund's shares, to agree to this additional provision for the benefit of State Street. In consideration therefor, State Street agrees that (a) it will not disclose any confidential information pertaining to the Fund, its portfolio securities and its shareholders to any party without the prior written consent of the Fund (except as may otherwise be provided in the Custodian Agreement or the Transfer, Dividend Disbursing and Plan Agency Agreement), and
(b) it will not discriminate against the Fund in providing services to the Fund and/or such other investment companies or persons. The provisions of this Additional Provision shall not affect the standard of care applicable to State Street in the provision of service to the Fund under the Custodian Agreement or the Transfer, Dividend Disbursing and Plan Agency Agreement.

ATTEST                                    AARP INSURED TAX FREE INCOME


/s/ Thomas F. McDonough                    /s/ David S. Lee
----------------------------              ----------------------------
Assistant Secretary                       Executive Vice President


ATTEST                                    STATE STREET BANK AND TRUST CO


/s/ [Illegible]                           /s/ [Illegible]
----------------------------              ----------------------------
Assistant Secretary                       Vice President